CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 3, 2004, except for the second paragraph of Note 2 and Note 20, as to which the date is August 24, 2005 relating to the financial statements, which appears in Brooks Automation, Inc.’s Current Report on Form 8-K dated August 24, 2005.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 15, 2005